Exhibit 21.1
Subsidiaries of Registrant

Name	State or Jurisdiction of Incorporation	Ownership by Registrant as of December 31, 2017
IPG Laser GmbH	Germany	100%
NTO IRE-Polus	Russia	100%
IPG (Beijing) Fiber Laser Technology Co., Ltd.	China	100%